Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated September 10, 2008
Relating to Preliminary Prospectus Supplement dated September 10, 2008
Registration Statement No. 333-141809
REGENCY ENERGY PARTNERS LP
Pricing Sheet—September 11, 2008
Secondary Offering of
7,100,000 Common Units Representing Limited Partner Interests

Issuer:	Regency Energy Partners LP

Symbol:	NASDAQ Global Select: RGNC

Price to Public:	$21.00 per common unit

Common Units Offered by the Selling Unitholders:	7,100,000 common units representing limited partner interests

Over-allotment Option from the Selling Unitholders:	Up to 1,048,672 common units representing limited partner interests

Net Proceeds to the Selling Unitholders:	$143,491,000 (excluding offering expenses and exercise of over-allotment option)

Trade Date:	September 11, 2008

Closing Date:	September 16, 2008

Underwriters:	UBS Securities LLC
Wachovia Capital Markets, LLC
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
ABN AMRO Incorporated
Comerica Securities, Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.
Wells Fargo Securities, LLC
Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement dated September 9, 2008, on September 10, 2008, UBS Securities LLC purchased, on behalf of the syndicate, 358,216 common units at an average price of $21.191182 per unit in stabilizing transactions.
Regency Energy Partners LP has previously filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates, which registration statement was declared effective on July 23, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Regency Energy Partners LP and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering may also be obtained by contacting the underwriters, including UBS Securities LLC, Attn: Prospectus Department, at 299 Park Avenue, New York, N.Y., 10171 (telephone: 888-827-7275); Wachovia Capital Markets, LLC, Attn: Equity Syndicate Dept., at 375 Park Avenue, New York, NY 10152 (email: equity.syndicate@wachovia.com); and Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, at 180 Varick Street, 2nd Floor, New York, N.Y., 10014 (email: prospectus@morganstanley.com).